EXHIBIT 99

[American Medical Security Group LOGO]                           P. O. Box 19032
                                                       Green Bay, WI  54307-9032

[        News Release      ]                       For more information contact:
[    for Immediate Release ]                                        Cliff Bowers
                                                                  Vice President
                                                        Corporate Communications
                                                                   (920)661-2766


       American Medical Security Receives Positive Appeals Court Decision


     GREEN BAY, Wis., -- April 24, 2003 -- American Medical Security Group, Inc., (NYSE: AMZ) (AMS) today announced that Florida's First District Court of Appeals has affirmed that AMS violated no Florida laws through its rating practices.

     The matter stems from a May 2001 complaint challenging certain of AMS' rating and other practices in Florida. In April 2002, an administrative law judge found in favor of AMS on all issues and recommended that all counts of the complaint be dismissed.

     In  July  2002,   the  Florida   Department   of  Insurance   affirmed  the
recommendations of the judge with respect to six of eight counts. However, the Department reversed the judge's findings on two counts and ordered the suspension of the company's license for one year. The suspension order was stayed by the Court of Appeals at the company's request until the completion of the appeal.

     The decision by Appeals Court reverses the suspension order and reaffirms the administrative law judge's original opinion that AMS' rating practices violated no Florida laws.

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     "This is important news for AMS in two regards," said Samuel V. Miller, AMS
Chairman, President & Chief Executive Officer. "First, the decision supports our firm belief that we are and have been operating lawfully in Florida and everywhere we do business. Second, Florida is an important market for us. The court's opinion should serve as validation for our customers and agents of our continuing viability and vitality in that state."

     According to the company, a separate class action lawsuit awaiting a hearing on damages in Florida is based on substantially similar points of law. However, the Appeals Court action has no direct impact on the class action suit.

     American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provided health coverage for 571,461 members as of December 31, 2002.


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